Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-268648) of OpGen, Inc. of our report, dated March 30, 2022, which includes an explanatory paragraph related to OpGen, Inc.’s ability to continue as a going concern, on our audits of the consolidated financial statements of OpGen, Inc. as of December 31, 2021 and 2020 and for the years then ended included in the Annual Report on Form 10-K of OpGen, Inc for the year ended December 31, 2021 also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ CohnReznick LLP

Tysons, Virginia

December 30, 2022